Exhibit 10.26

Portions of this Exhibit Have Been
Omitted and Separately Filed
with the Securities And Exchange
Commission with a Request For
Confidential Treatment

NON-EXCLUSIVE LICENSE AND PARTIAL SETTLEMENT AGREEMENT

     This Non-Exclusive License and Partial Settlement Agreement (“Agreement”) is entered into as of the Effective Date by and between Genentech, Inc. (“Genentech”), a Delaware corporation having its principal place of business at 1 DNA Way, South San Francisco, California 94080 and Regeneron Pharmaceuticals, Inc. (“Licensee”), a New York corporation having its principal place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591.

WHEREAS:

A.

Genentech and Licensee are parties to a patent litigation now pending in the United States District Court, Southern District of New York, captioned Regeneron Pharmaceuticals, Inc. vs. Genentech, Inc. (Civil Action No. 11-CV-01156-VB) (the “Pending U.S. Litigation”);

B.

In general, Genentech claims in the Pending U.S. Litigation that certain of Licensee’s activities with respect to the biopharmaceutical product known as aflibercept infringe and/or will infringe certain United States patents owned by Genentech, and Licensee claims that none of its activities with respect to aflibercept infringe any valid claim of such patents; and

C.

Genentech and Licensee now are willing to settle some of the matters in dispute in the Pending U.S. Litigation, by means of Genentech’s granting to Licensee certain non-exclusive patent licenses desired by Licensee, and Licensee’s paying to Genentech certain monetary consideration for the grant of such rights, all on the specific terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the promises and mutual covenants recited herein, the Parties agree as follows:

Article I

DEFINITIONS

     The following words and phrases shall have meanings set forth below solely for purposes of this Agreement:

     1.01. “Affiliate” shall mean any Person that, on or after the Effective Date, controls, is controlled by, or is under common control with, a Party. For purposes of this definition only, “controlled” and “control” shall mean (i) owning, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or other ownership interest of a Person, or (ii) possessing, directly or indirectly, the power to manage, direct, or cause the direction of the management and policies of a Person or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the Person. A Person shall be an Affiliate only during such period of time that such Person meets the definition set forth in this Section 1.01. With respect to Genentech, the term “Affiliate” shall not include Chugai Pharmaceutical Co., Ltd. (“Chugai”) unless and until Genentech provides written notice to Licensee specifying Chugai as an Affiliate of Genentech.

     1.02. “Calendar Quarter” shall mean each three month period commencing January 1, April 1, July 1 and October 1 of each calendar year.

     1.03. “Designee” shall mean any Person (other than an Affiliate of Licensee) that is employed by or otherwise under written contract with Licensee to make, use, sell, offer for sale, promote, distribute, or market Licensed Product in the Field in the Territory on behalf of, or in collaboration or partnership with, Licensee; provided however, the term “Designee” shall not apply to any such Person to which Licensed Product is sold by Licensee solely for resale by such Person to Third Parties in the Field in the Territory, where such Person (i) does not pay any consideration to Licensee or any Affiliate of Licensee in connection with its resale of Licensed Product, and (ii) has no significant contractual obligations to Licensee or any Affiliate of Licensee with regard to marketing or promotion of the Licensed Product.

     1.04. “Effective Date” shall mean December 31, 2011.

     1.05. “Encumbered Patent” shall mean any U.S. patent or U.S. patent application, other than those within the Excluded Patents, that is owned or co-owned by Genentech as of the Effective Date, and with respect to which Genentech has entered into a written agreement prior to the Effective Date that grants one or more Third Parties a license, co-license, co-ownership, control, right to enforce, or other right in regards to such patent or patent application, as a consequence of which Genentech is contractually precluded, as of the Effective Date, from granting to Licensee a license under such patent or patent application, or under a U.S. patent that issues from or claims priority to such patent application, of the scope set forth in Section 2.01, without breaching such written agreement or owing a royalty or other financial obligation to one or more of such Third Parties.

     1.06. “Europe” shall mean the member states of the European Union together with the member states of the European Economic Area and Switzerland.

      1.07. “Excluded Patents” shall mean (i) the U.S. patents listed on Exhibit A hereto; (ii) any U.S. patent issuing at any time from any patent application to which any patent listed on Exhibit A claims priority; (iii) any U.S. patent issuing at any time from a divisional, continuation, or continuation-in-part of any patent application to which any patent listed on Exhibit A claims priority; (iv) all reissues, reexaminations, and extensions of any of the foregoing (i), (ii), and (iii); and (v) all non-U.S. patents and non-U.S. patent applications that are owned or co-owned by Genentech prior to or after the Effective Date, and all extensions thereof (for example, any Supplementary Protection Certificate).

      1.08. “Field” shall mean and be limited to the prevention or treatment of eye diseases and eye disorders in a human through the administration of Licensed Product to the eye, (including, but not limited to, the prevention or treatment of age-related macular degeneration, central retinal vein occlusion, diabetic macular edema, and/or myopic choroidal neovascularization in a human). The Parties acknowledge and agree, for the sake of clarity, that “Field” does not mean, and therefore excludes, the use of Licensed Product for any other purpose, including prevention or treatment of any other diseases or disorders other than eye diseases and eye disorders in a human. By way of example only, and without limitation, “Field” excludes any use of Licensed Product for the prevention or treatment of any form of breast cancer, colorectal cancer, lung cancer, ovarian cancer, or prostate cancer in a human.

      1.09. “First Commercial Sale” shall mean the first sale in the Territory of Licensed Product by Licensee or any of its Affiliates or Designees to a Third Party for use in the Field. That sale shall be deemed to have occurred on the date of the first invoice to the Third Party for the Licensed Product (which date may be prior to the Effective Date).

      1.10. “Genentech Technology Patents” shall mean all U.S. patents (whether issued prior to or after the Effective Date), other than the Licensed Patents, Excluded Patents, and Encumbered Patents, that (i) are owned or co-owned by Genentech as of the Effective Date or (ii) are issued after the Effective Date and claim priority to a patent application owned or co-owned by Genentech as of the Effective Date; and that, in each of cases (i) and (ii), would be infringed by any activity licensed under Section 2.01 but for the license granted under Section 2.02.

      1.11. “Gross Sales” shall have the meaning given in Section 1.15.

      1.12. “Legal Proceeding” shall mean any legal or administrative proceeding in any country, including, but not limited to, the Pending U.S. Litigation and any legal or administrative proceeding in Europe, now or in the future, involving [**************].

      1.13. “Licensed Patents” shall mean (i) U.S. Patent Nos. 5,952,199; 6,100,071; 6,383,486; 6,897,294; and 7,771,721; (ii) any U.S. patent issuing at any time from any patent application to which any of the foregoing patents claim priority; (iii) any U.S. patent issuing at any time from a divisional, continuation, or continuation-in-part of any patent application to which any of the foregoing patents claims priority; and (iv) all reissues, reexaminations, and extensions of any of the foregoing (i), (ii), and (iii). Under no circumstance shall a Licensed Patent be deemed to be within the definition of Excluded Patents. The Parties acknowledge and agree, for the sake of clarity, that the definition of Licensed Patents set forth in this Section 1.13 includes any U.S. patent issuing from any patent application, or any divisional, continuation, or continuation-in-part of any patent application, that is in the chain of applications through which any of the U.S. patents listed in clause (i) claims priority.

     1.14. “Licensed Product” shall mean aflibercept, which is being sold in the Field in the Territory under the trade name Eylea™ as of the Effective Date, and any pharmaceutical formulation containing aflibercept that is intended for use in the Field in the Territory.

     1.15. “Net Sales” shall mean:

          1) The gross amounts invoiced for sales of all Licensed Product, commencing with the First Commercial Sale, sold in the Territory by Licensee, its Affiliates and Designees to Third Parties for use in the Field (such invoiced amounts referred to hereinafter as “Gross Sales”), less the following deductions from Gross Sales which are actually incurred:

(i)	credits or allowances granted for billing errors or for damaged, outdated, returned, rejected or recalled Licensed Product;

(ii)	uncollectible amounts on previously sold Licensed Product and retroactive price reductions;

(iii)	reasonable trade, cash and quantity discounts or rebates;

(iv)	taxes, duties and any other governmental charges or levies imposed upon or measured by the manufacture, use, or sale of a Licensed Product, as adjusted by any rebates or refunds;

(v)

chargebacks and rebates, including those granted to managed health care organizations, wholesalers, buying groups, retailers or to federal, state, local and other governments, their agencies and purchasers and reimbursers;

(vi)

freight, insurance, data, distribution-related fees, and other charges or fees directly related to the handling or distribution of Licensed Product or services provided in connection with the handling or distribution of Licensed Product (to the extent not paid by a Third Party customer), subject, however, to the limitation that only fifty percent (50%) of any charges and fees associated with any credit card transactions may be included in the deductions; and

(vii)

nursing fees, and inventory management fees, discounts or credits; and credits and allowances made for wastage replacement, indigent patients, patients unable to satisfy co-pay obligations and similar programs;

All of the foregoing elements of Net Sales calculations shall be determined and recorded in accordance with U.S. Generally Accepted Accounting Principles, consistently applied. Where actual data for a particular deduction is not reasonably available at the time that a royalty payment is due under this Agreement with respect to relevant Gross Sales, Licensee shall make a reasonable estimate of that deduction for purposes of calculating Net Sales due for a particular Calendar Quarter. Licensee will subsequently make any required adjustment with respect to that deduction in the royalty payment owed for the Calendar Quarter in which actual data for a particular deduction does reasonably become available. In the case of actual data for a particular deduction that is not reasonably available until after the Royalty Term, Licensee’s royalty payments made during the Royalty Term shall be adjusted by a subsequent payment to Genentech or refund to Licensee (as the case may be) as required based on such actual data, provided, however, that (i) Licensee shall report such actual data to Genentech as soon as it reasonably becomes available to Licensee, and (ii) any such refund to Licensee shall not in any event exceed five million U.S. dollars ($5,000,000).

          2) In the event a Licensed Product is sold in combination with one or more other active ingredients that are not the subject of this Agreement (as used in this definition of Net Sales, a “Combination”), then the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for the Licensed Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately.

In the event that the other active ingredient(s) is not sold separately, then the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for the Combination by the fraction A/C, where “A” is the gross invoice amount for the Licensed Product, if sold separately, and “C” is the gross invoice amount for the Combination.

In the event that no such separate sales are made, Net Sales for royalty determination shall be determined by the Parties in good faith.

     1.16. “Party” shall mean either Genentech or Licensee, and when used in the plural shall mean both Genentech and Licensee.

     1.17. “Person” shall mean an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

     1.18. “Royalty Term” shall mean the period commencing on the date of the First Commercial Sale and ending on May 7, 2016.

     1.19. “Term of this Agreement” shall have the meaning given in Section 7.01.

     1.20. “Territory” shall mean the United States of America only, including its territories and possessions.

     1.21. “Third Party” shall mean any Person other than Genentech or Licensee or any of their respective Affiliates and Designees.

     1.22. “U.S.” and “United States” shall mean the United States of America, including its territories and possessions.

Article II

GRANTS

     2.01. License to Licensed Patents. Subject to the terms and conditions of this Agreement, Genentech hereby grants to Licensee and Licensee hereby accepts a non-exclusive license under the Licensed Patents for the Term of this Agreement to:

(i)	make and have made Licensed Product in the Territory solely for use or sale in the Field in the Territory, and to export Licensed Product that is initially made in bulk or other non-finished form in the Territory solely for the purpose of converting such Licensed Product to filled and/or finished form outside the Territory for reimportation into the Territory pursuant to Section 2.01(ii);

(ii)	reimport Licensed Product into the Territory that initially is made in bulk or other non-finished form in the Territory pursuant to the preceding subsection 2.01(i) and subsequently converted to filled and/or finished form outside the Territory, which reimported Licensed Product is solely for use or sale in the Field in the Territory;

(iii)	import Licensed Product into the Territory that is made on or after October 29, 2012 outside the Territory for export to the Territory, which imported Licensed Product is solely for use or sale in the Field in the Territory; and

(iv)	use, sell, offer for sale, and have sold Licensed Product made or had made pursuant to the preceding subsection 2.01(i), or reimported pursuant to the preceding subsection 2.01(ii), or imported pursuant to the preceding subsection 2.01(iii), in each case solely in the Field in the Territory.

     2.02. License to Genentech Technology Patents. Subject to the terms and conditions of this Agreement, Genentech hereby grants to Licensee and Licensee hereby accepts a non-exclusive license under the Genentech Technology Patents for the Term of this Agreement solely to practice the license granted to Licensee in Section 2.01.

     2.03. Covenant Not To Sue For Activities Prior to Effective Date. Genentech, on behalf of itself and its predecessors, successors, assigns, and Affiliates, agrees and covenants not to sue Licensee, its Affiliates or Designees for infringement of any of the Licensed Patents or Genentech Technology Patents based on any activity that occurred prior to the Effective Date that would be licensed under Section 2.01 had such activity occurred on or after the Effective Date; provided, however, that this covenant does not release Licensee, its Affiliates and Designees from any obligation under this Agreement, including, but not limited to, the obligation to pay the sales milestone and royalties and to maintain records and make reports under and in accordance with Articles III and IV with respect to all Net Sales of Licensed Product sold during the Royalty Term. The Parties acknowledge and agree, for the sake of clarity, that (i) the covenant in this Section 2.03 is given only with respect to the Licensed Patents and Genentech Technology Patents, and not any other patents, and (ii) nothing contained in this Agreement is intended or shall be deemed to prevent or limit either Party from seeking, in connection with any Legal Proceeding to the extent permitted by governing laws and rules, discovery from the other Party and its Affiliates and Designees relating to any activity that occurred prior to the Effective Date.

     2.04. Right of Licensee to Grant Sublicenses. Licensee shall have the right to grant sublicenses to its Affiliates and Designees under the licenses granted to Licensee in Sections 2.01 and 2.02; provided, however, that Licensee may not grant to any of its Designees a sublicense to have Licensed Product made for such Designee by a Third Party. Licensee shall always be responsible for the payment of royalties on Net Sales of Licensed Product sold during the Royalty Term by any of its Affiliates or Designees and for the performance by such Affiliates and Designees of obligations delegated to them by Licensee pursuant to this Agreement, irrespective of whether such Affiliate or Designee has formally been granted a sublicense by Licensee under this Section 2.04. No Affiliate or Designee of Licensee shall have the right to grant any further sublicenses to any Licensed Patents and/or Genentech Technology Patents, except that any Affiliate of Licensee may grant a sublicense to have Licensed Product made for such Affiliate.

     2.05. License Scope Limitations. Licensee acknowledges and agrees that the licenses granted to it in this Article II are limited in scope and, by way of example only and without limitation, do not confer on Licensee or its Affiliates or Designees any license (express or implied) or any other rights (i) under any Excluded Patent, including, but not limited to, [**************]; (ii) under any Encumbered Patent; (iii) to promote, distribute, market, sell, offer for sale, or have sold any Licensed Product outside the U.S. for any purpose; (iv) to make or have made Licensed Product (in any form) in the U.S. for sale or offer for sale in any other country; (v) to make or have made Licensed Product (in any form) in the U.S. for export to any other country, except to the extent expressly permitted under Section 2.01(i); (vi) to make or have made Licensed Product (in any form) outside the U.S. for sale or offer for sale outside the U.S.; or (vii) to make, have made, use, promote, distribute, market, sell, offer for sale, or have sold any Licensed Product for any use outside the Field. Licensee further acknowledges and agrees that (a) nothing in Article II is intended or shall be deemed to grant, whether by implication, estoppel, or otherwise, any right or license under any non-U.S. patent or any extension thereof, including but not limited to [**************], and (b) any activities outside the U.S. involving or relating to Licensed Product continue to be subject to, and are conducted at risk of Genentech’s asserting at any time, all claims of patent infringement under non-U.S. patents and/or claims for violation of other non-U.S. legal rights, notwithstanding the licenses under the Licensed Patents and Genentech Technology Patents that are granted in Section 2.01 and Section 2.02 and the covenant that is granted in Section 2.03.

     2.06. Disputed Activities. The Parties acknowledge and agree, for the avoidance of doubt, that Licensee shall not be in breach of this Agreement by performing any activities, or inducing or encouraging others to perform any activities, that Genentech contends are outside the scope of the licenses granted to Licensee pursuant to Sections 2.01 and 2.02 of this Agreement and/or the covenant granted to Licensee pursuant to Section 2.03; provided, however, that Genentech shall be entitled to seek any other relief that may be available at law and equity to redress such activities, including, but not limited to, filing an action against Licensee and/or such others for infringement of any patents.

     2.07. Acknowledgement, Licensee acknowledges that U.S. patents are publicly available documents and consequently Licensee had the ability prior to the Effective Date to search for and identify those U.S. patents owned or co-owned by Genentech for which it believed a license was necessary or desirable to make, use, or sell Licensed Product in the Field in the Territory. Licensee further acknowledges that it could have sought from Genentech royalty-bearing licenses with respect to only one or several individual patents within the Licensed Patents and/or the Genentech Technology Patents prior to entering into this Agreement, but that for reasons of convenience, business certainty, and other considerations, Licensee agreed to enter into this Agreement and obtain the licenses herein with respect to all patents within the Licensed Patents and Genentech Technology Patents.

Article III

MILESTONE AND ROYALTIES OWED

     3.01. Sales Milestone. Within thirty (30) days following the date when total cumulative Net Sales of Licensed Product reach four hundred million U.S. dollars ($400,000,000), Licensee shall make a one-time, non-refundable, non-creditable payment of sixty million U.S. dollars ($60,000,000) to Genentech.

     3.02. Royalties. Licensee shall pay to Genentech the following royalties as a percentage of Net Sales of Licensed Product sold during the Royalty Term:

(i)	4.75% on total cumulative Net Sales of Licensed Product between four hundred million U.S. dollars ($400,000,000) and three billion U.S. dollars ($3,000,000,000); and

(ii)	5.50% on total cumulative Net Sales of Licensed Product in excess of three billion U.S. dollars ($3,000,000,000).

Royalties shall be paid within sixty (60) days after the end of each full or partial Calendar Quarter during the Royalty Term in which sales subject to royalties occur. For the purpose of calculating royalties under this Section 3.02, the sale of a unit of Licensed Product shall be deemed to occur on the date of the first invoice to a Third Party for the Licensed Product. Royalties owed under this Section 3.02 are in addition to the sales milestone owed under Section 3.01. The Parties acknowledge and agree, for the sake of clarity, that no royalties shall be owed on any Licensed Product that is sold after the last day of the Royalty Term (even if such Licensed Product was made during the Royalty Term).

     3.03. Sales To or Between Licensee, Affiliates, and Designees. No royalties shall be paid upon sales of Licensed Product to or between any of Licensee, its Affiliates and Designees for further sale; provided, however, that in such cases royalties shall be paid based on the first sale of each unit of Licensed Product by Licensee, or any of its Affiliates or Designees, to a Third Party in an arm’s length transaction.

     3.04. No Other Consideration. Without the prior written consent of Genentech, Licensee and its Affiliates and Designees shall not solicit or accept any consideration for the sale of Licensed Product other than as will be accurately reflected in Net Sales; provided, however, that the supply or other disposition of Licensed Product, without charge, in the Field in the Territory (i) as samples, (ii) as replacement for damaged or otherwise unusable Licensed Product (provided that such replacement is not with respect to damaged or otherwise unusable Licensed Product for which a deduction from Net Sales has or will be taken under Section 1.15); (iii) for use in clinical studies conducted in the Territory to obtain U.S. regulatory approval(s) or for post-marketing surveillance purposes in the U.S. (also referred to as Phase IV clinical trials); or (iv) for use in any tests or studies reasonably necessary to comply with any applicable U.S. law or U.S. regulation, or any request by a U.S. regulatory or U.S. governmental authority, in each of cases (i), (ii), (iii), and (iv) in an amount that is commercially reasonable, shall not be included in the computation of Net Sales.

Article IV

RECORDS, REPORTS AND PAYMENTS

     4.01. Records Retention. Licensee and its Affiliates shall keep true, complete, and accurate records of all sales of all Licensed Product in the Field in the Territory in sufficient detail to permit Genentech to confirm the accuracy of Licensee’s Net Sales calculations and royalty calculations, including for sales by a Designee. At Genentech’s request and expense, Licensee shall permit not more than once in a twelve (12) month period an independent certified public accountant appointed by Genentech and approved by Licensee (such approval not to be unreasonably withheld or delayed) to examine at a mutually agreeable location in New York, NY or another city as to which the Parties may mutually agree, upon reasonable notice and at reasonable times, such records to the extent necessary for Genentech to confirm the accuracy of Licensee’s Net Sales calculations (including the details of all deductions taken from Gross Sales to arrive at Net Sales) and royalty calculations. Licensee shall be responsible for providing the appointed accountant access at such location to such records that in the ordinary course of business are in the possession, custody, or control of Licensee and its Affiliates. In addition, Licensee shall (a) require its Designees to keep and maintain true, complete, and accurate records of all Net Sales and the calculation of royalties due on such Net Sales for at least three (3) years from the Calendar Quarter in which such Net Sales are made, ensure compliance with such obligation by its Designees, and require quarterly written reports to Licensee of all Net Sales and all deductions therefrom, and (b) use commercially reasonable efforts to cause its Designees to make available for inspection by the appointed accountant, at a mutually convenient location in the United States, true, complete, and accurate records of Designee’s sales of all Licensed Product in the Field in the Territory in sufficient detail to permit Genentech to confirm the accuracy of Licensee’s Net Sales calculations and royalty calculations based on such Designee’s sales. The appointed accountant shall enter into a confidentiality agreement with Licensee upon terms comparable to those in Section 8.13, which confidentiality agreement shall continue to apply to any information provided to such accountant for the examination unless and until such information (i) becomes generally available to the public other than through any breach of the confidentiality agreement by such accountant or (ii) becomes known to such accountant other than from or through a Person having an obligation to Licensee not to disclose such information. Such examination of the records of Licensee, its Affiliates and Designees shall be limited to a period of time no more than three (3) years immediately preceding the request for examination. The report of any such examination shall be made simultaneously to Genentech and Licensee and shall include a statement of the amount, if any, by which Licensee has underpaid or overpaid its royalties, and a description of the nature and basis of the underpayment or overpayment. In the event of an underpayment of royalties, Licensee shall promptly pay the deficiency plus interest pursuant to Section 4.05 to Genentech; and if royalties to Genentech were underpaid by more than five (5) percent, then Licensee shall additionally reimburse Genentech for its reasonable costs incurred in examining such records.

     4.02. Reports. Within sixty (60) days after the end of each full or partial Calendar Quarter during the Royalty Term, Licensee shall furnish to Genentech a written report of all sales of all Licensed Product during such Calendar Quarter. Such report shall separately state with respect to such sales (i) the total Gross Sales, (ii) the Net Sales, and (iii) for all Net Sales subject to royalties pursuant to Section 3.02, the amount of royalties owed. Genentech shall maintain this report as confidential pursuant to Section 8.13.

     4.03. Payments. The sales milestone (Section 3.01), royalties (Section 3.02), and any other amounts owed by Licensee to Genentech under this Agreement shall be paid in U.S. dollars and, unless otherwise agreed to by Genentech in writing, shall be made by wire transfer of immediately available funds to such bank account as Genentech may from time to time designate in writing. All payments shall be free and clear of any taxes, duties, levies, fees or charges.

     4.04. Finality. Except in the event of Genentech’s material breach of Section 2.01, 2.02, and/or 2.03, as established in an arbitration proceeding conducted pursuant to Section 8.10, Licensee hereby releases and forever waives any right to challenge or dispute any amounts paid or owed on Licensed Product pursuant to the terms and conditions of this Agreement after the Effective Date, except to the extent the Parties have a disagreement with respect to the calculation of Net Sales or the timing of the royalty payments owed on Net Sales of Licensed Product.

     4.05. Interest. Any payment not made when due shall bear interest, calculated from the date such payment was due, at the annual rate of one percent (1%) over the prime rate of interest as reported in the Wall Street Journal.

Article V

REPRESENTATIONS AND WARRANTIES; COVENANTS

     5.01. Each Party represents and warrants that it has been represented by independent legal counsel of its own choosing in connection with this Agreement, and that it had adequate opportunity to consult with such counsel prior to the execution of this Agreement.

     5.02. Genentech represents and warrants that, as of the Effective Date, it is the owner of the Licensed Patents, and that it has the right to grant the licenses set forth in Article II.

     5.03. Genentech represents that, to the best of its knowledge as of the Effective Date, it did not within the six months preceding the Effective Date assign to any of its Affiliates or any Third Party ownership of, or grant to any of its Affiliates or any Third Party an exclusive license under, any U.S. patent that (i) would be infringed by Licensee’s practice of the license granted to it in Section 2.01, and (ii) but for such assignment or exclusive license, would have been within the definition of Genentech Technology Patents as of the Effective Date. As used in this paragraph, “knowledge” means actual knowledge following reasonable inquiry within Genentech’s Legal Department based on whatever facts Genentech has regarding, for example, the structure, composition, formulation, and manufacture of the Licensed Product.

     5.04. Genentech represents that, to the best of its knowledge as of the Effective Date, Licensee’s practice of the license granted to it in Section 2.01 would not infringe any U.S. patent within the Encumbered Patents issued and existing as of the Effective Date. As used in this paragraph, “knowledge” means actual knowledge following reasonable inquiry within Genentech’s Legal Department based on whatever facts Genentech has regarding, for example, the structure, composition, formulation, and manufacture of the Licensed Product.

     5.05. Licensee represents and warrants that it has obtained (or will obtain) the agreement of its Affiliates, Designees, and any Person to whom Licensee discloses any of the terms of this Agreement under and in accordance with Section 8.13(iii), to be bound by Sections 8.08 and 8.15. Genentech represents and warrants that it will obtain the agreement of any Third Party to which Genentech discloses any of the terms of this Agreement under and in accordance with Section 8.13(iv) to be bound by Section 8.15.

     5.06. Except in the event of Genentech’s material breach of Section 2.01, 2.02, and/or 2.03, as established in an arbitration proceeding conducted pursuant to Section 8.10, Licensee covenants that during the Term of this Agreement it will not fail or refuse to pay to Genentech the sales milestone (Section 3.01) and royalties (Section 3.02) owed with respect to Licensed Product pursuant to the terms and conditions of this Agreement.

     5.07. Nothing in this Agreement is or shall be construed as:

(i)	A warranty or representation by Genentech as to the scope of any claim or patent or patent application within the Licensed Patents or the Genentech Technology Patents;

(ii)

A warranty or representation by Genentech that anything made, used, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(iii)	A grant by Genentech, whether by implication, estoppel, or otherwise, of any right or license under any non-U.S. patent or any extension thereof, including but not limited to [**************];

(iv)	A grant by Genentech, whether by implication, estoppel, or otherwise, of any licenses other than those expressly granted under Article II; or

(v)	An obligation on the part of Genentech to bring or prosecute actions or suits against any Third Party for infringement of any of the Licensed Patents or the Genentech Technology Patents.

     5.08. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER. THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR PATENTABILITY, VALIDITY, OR ENFORCEABILITY OF THE LICENSED PATENTS OR THE GENENTECH TECHNOLOGY PATENTS.

Article VI

INDEMNIFICATION

     6.01. Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Genentech, its Affiliates, and each of their respective directors, officers, employees and agents from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys’ and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating to a claim by a Third Party in any way based on (i) the possession, manufacture, use, sale or other disposition of Licensed Product, whether based on breach of warranty, negligence, product liability or otherwise, or (ii) the exercise of any right granted to Licensee or its Affiliates or Designees pursuant to this Agreement, except to the extent, in each case (i) and (ii), that such Liability is caused by the negligence or willful misconduct of Genentech as determined by a court or other tribunal having jurisdiction. Upon receiving notice of any such Liability from or with respect to any Third Party, Genentech shall promptly inform Licensee of such notice of Liability and permit Licensee to handle and control the defense (including litigation and settlement) of such Liability, at Licensee’s sole expense, provided, however, that Licensee shall not settle any such Liability without the prior written consent of Genentech (which consent shall not be unreasonably withheld or delayed).

     6.02. Indemnification for Breach of Warranty. Any Party that breaches any warranty set forth in Article V shall indemnify, defend and hold harmless the other Party and its Affiliates, and each of their respective directors, officers, employees and agents, from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys’ and professional fees and other costs of litigation), losses or causes of action arising out of or relating to any such breach of warranty.

Article VII

TERM AND TERMINATION

     7.01. Term. This Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the Licensed Patents and the Genentech Technology Patents (“Term of this Agreement”). Subject to the fulfillment by Licensee and its Affiliates and Designees of all the terms and conditions of this Agreement including, but not limited to, the payment of all amounts owed under Article III, following the Royalty Term the licenses under Sections 2.01 and 2.02 and any sublicense(s) granted in accordance with Section 2.04 shall become fully paid-up and royalty free for the remainder of the Term of this Agreement.

     7.02. Breach of Article III. Genentech is materially relying on Licensee’s agreement to comply fully and in all respects with Article III. Accordingly, Genentech and Licensee agree that if Licensee fails to comply with any section of Article III in any respect, Genentech shall notify Licensee in writing of such failure to comply and Licensee shall have thirty (30) days to cure the failure to comply (“the Licensee Cure Period”). If Licensee fails to cure the non-compliance by the end of the Licensee Cure Period, Genentech shall be entitled to seek all relief available at law and equity in an arbitration proceeding conducted pursuant to Section 8.10. If the arbitration award includes an order terminating this Agreement on account of Licensee’s failure to comply with Article III, Genentech shall be entitled to file in a U.S. district court or other tribunal of competent jurisdiction a patent infringement lawsuit against Licensee, its Affiliates and/or Designees with respect to the Licensed Patents, Genentech Technology Patents, and/or any other patents.

     7.03. Breach of Article II. Licensee is materially relying on Genentech’s agreement to grant the licenses and covenant not to sue provided for in Article II. Accordingly, Genentech and Licensee agree that if Genentech commits a material breach of Article II by revoking or terminating any of the licenses and/or covenant provided for therein, Licensee shall notify Genentech in writing of such material breach and Genentech shall have thirty (30) days to cure that material breach (“the Genentech Cure Period”). If Genentech fails to cure the material breach by the end of the Genentech Cure Period, Licensee shall be entitled to seek all relief available at law and equity in an arbitration proceeding conducted pursuant to Section 8.10.

Article VIII

MISCELLANEOUS PROVISIONS

     8.01. No Other License. No license other than those expressly set forth in Article II is or shall be deemed to have been granted under this Agreement whether by implication, estoppel or otherwise.

     8.02. Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute or give rise to a partnership, agency, distributorship, employer-employee, joint venture, or fiduciary relationship between the Parties. No Party shall incur any debts or make any commitments for the other.

     8.03. Patent Prosecution and Enforcement. Genentech shall be solely responsible, at its sole discretion and expense, for the prosecution, defense, and maintenance of the Licensed Patents and Genentech Technology Patents (including whether to undertake such activities), and for enforcing the same against actual or suspected Third Party infringers (including whether to undertake such activities).

     8.04. Assignment. Neither Party shall assign any of its rights or obligations hereunder except: (i) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning Party; (ii) to any Person to which it transfers all or substantially all of its assets related to the Licensed Product; (iii) to an Affiliate if the assigning Party remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder; or (iv) with the prior written consent of the other Party (which consent shall not be unreasonably withheld). A Party making an assignment shall promptly give written notice thereof to the other Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successor’s and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 8.04 shall be void.

     8.05. Trade Names and Trademarks. Except as otherwise provided herein, no right, expressed or implied, is granted by this Agreement to use in any manner the name “Genentech” or any other trade name or trademark of Genentech in connection with the performance of this Agreement. Except as otherwise provided herein, no right, expressed or implied, is granted by this Agreement to use in any manner the name “Regeneron” or any other trade name or trademark of Licensee in connection with the performance of this Agreement.

     8.06. Entire Agreement. This Agreement constitutes and contains the entire understanding and agreement of the Parties with respect to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties with respect to subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each of the Parties.

     8.07. No Effect on Other Agreements. Nothing in this Agreement is intended or shall be deemed to amend, alter, modify, or have any effect whatsoever on any of the terms and conditions of any other written agreement between the Parties entered into prior to the Effective Date that pertains to subject matter different from the subject matter of this Agreement. Nothing in this Agreement shall be used to construe or interpret any other written agreement between the Parties. By way of example only, and without limitation, nothing in this Agreement is intended or shall be deemed to amend, alter, modify, or have any effect on (i) that certain Confidentiality Agreement that was entered into by and between the Parties with respect to the settlement discussions that preceded this Agreement, and (ii) [**************].

     8.08. No Effect Outside the Territory. Nothing contained in this Agreement is intended or shall be deemed to have any effect whatsoever on any legal or administrative proceedings outside the Territory, now or in the future, between Genentech, on the one hand, and Licensee, its Affiliates, Designees, and/or any Third Party on the other hand, relating to Licensed Product. By way of example only, and without limitation, nothing contained in this Agreement has any effect whatsoever on legal or administrative proceedings in Europe, now or in the future, involving [**************].

     8.09. Waiver of Breach or Default. The waiver by a Party of any breach of or default under any of the provisions of this Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not constitute or be construed as a waiver of any other breach or default or as a waiver of any such rights or provisions hereunder.

     8.10. Dispute Resolution. Except as otherwise expressly provided in this Agreement, any dispute, controversy, or claim arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof (including any dispute regarding arbitrability), but not including any dispute, controversy, or claim concerning the patentability, validity, enforceability, or infringement of any patent, shall be finally and exclusively decided by binding arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If the arbitration is demanded by Genentech, the arbitration shall be held in New York, New York. If the arbitration is demanded by Licensee, the arbitration shall be held in San Francisco, California. The Parties shall choose, by mutual agreement, one (1) neutral arbitrator within thirty (30) days of receipt of the notice of the intent to arbitrate. If no arbitrator is appointed within that time or any extension thereof to which the Parties may mutually agree, the AAA shall make the appointment of the arbitrator within thirty (30) days of such failure, which arbitrator shall have substantial prior experience arbitrating patent licensing disputes. The Parties shall have the right to conduct discovery as provided for in the Federal Rules of Civil Procedure. All discovery shall be completed within two (2) months following the appointment of the arbitrator. The arbitrator’s decision and award in the arbitration shall be in writing setting forth the basis therefor and shall be rendered within six (6) months following the appointment of the arbitrator. The award rendered by the arbitrator shall include costs of the arbitration, reasonable attorneys’ fees, and reasonable costs for experts and other witnesses, and judgment on the award may be entered in any court having jurisdiction. To the extent permitted by law, the arbitration proceeding and arbitrator’s decision shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s confidential information. Nothing in this Agreement shall be deemed as preventing either Party from seeking temporary injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute but only to the extent necessary to protect such Party’s name, confidential information, or other similar proprietary rights, or to prevent any imminent irreparable harm. Each Party hereby consents to the jurisdiction and venue of the courts in the State of California and the State of New York for purposes of entering judgment on the arbitration award.

     8.11. Choice of Law. The validity, performance, construction, and effect of this Agreement and any arbitration conducted under Section 8.10 shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflict of laws principles.

     8.12. Notices. Any notice, request, consent, or other document required or permitted to be given under this Agreement or otherwise relating to this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, or sent by overnight courier or registered mail to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party. Any such notice, request, delivery, approval or consent shall be deemed received on the date of hand delivery (provided that such date is a business day, otherwise it shall be deemed received on the next business day), or one (1) business day after dispatch by overnight courier, or five (5) business days after dispatch by registered mail.

If to Licensee, addressed to:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591
Attn: General Counsel

If to Genentech, addressed to:
Genentech, Inc.
1 DNA Way
South San Francisco, CA 94080
Attn: Corporate Secretary

     8.13. Confidentiality. Each Party agrees not to disclose any of the terms of this Agreement or any of the information contained in reports pursuant to Section 4.02 of this Agreement to any Person without the prior written consent of the other Party; provided, however, that each Party shall be free to disclose any such terms or information (i) to the extent that the Party is required to make such disclosure pursuant to any court order or subpoena, provided that the Party required to make such disclosure shall promptly notify the other Party and allow the other Party a reasonable opportunity to seek a protective order or injunctive relief from the obligation to make such disclosure; (ii) that in the opinion of such Party’s legal counsel is required to be disclosed by the securities laws or regulations of any jurisdiction or the rules or regulations of any relevant stock exchange, or by any other governmental law or regulation or by any order of a government agency, provided that to the extent possible under the circumstances the Party intending to make such disclosure shall provide prior notice thereof to the other Party and, in addition, shall request confidential treatment for any part of such disclosure for which such treatment may reasonably be expected to be granted; (iii) to its Affiliates, Designees, accountants, attorneys and other professional advisors, provided that such Persons are obligated to keep such terms or information confidential to the same extent as said Party and agree to be bound by Section 8.15; and [**************]. Each Party may disclose the terms of this Section 8.13, 8.15, and 8.16 (but no other terms of this Agreement) for the sole and exclusive purpose of seeking from any Person to whom a Party intends to make a disclosure under and in accordance with clause (iii) or (iv) that Person’s acceptance of the conditions of disclosure set forth in such clause. Licensee represents that, in the opinion of its counsel, the public disclosure of the financial terms of this Agreement is required by the securities laws and/or regulations of the United States as applied to Licensee. The confidentiality terms of this Section 8.13 shall survive any expiration of this Agreement or the Licensed Patents or the Genentech Technology Patents.

     8.14. Publicity. Neither Party shall issue any press release or other publicity material or make any public representation that refers to the existence of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the generality of the foregoing, either Party may issue a press release that contains, or may otherwise disclose, any or all of the information set forth in Exhibit B. In addition, either Party may disclose that (i) this Agreement conveys no license or other rights under any non-U.S. patents or other non-U.S. legal rights, (ii) this Agreement conveys no license or other rights with respect to any diseases or disorders other than eye diseases and eye disorders in a human, and (iii) this Agreement shall have no effect upon any patent litigation or other patent dispute outside of the United States. The text set forth in Exhibit B is for reference in connection with this Section 8.14 only and shall not control or affect in any way the meaning or construction of any other provisions of this Agreement. This Section 8.14 and any announcement or disclosure permitted under this Section 8.14 shall in no way limit the provisions of Sections 8.15 and 8.16.

     8.15. Prohibited Use and Discovery of Agreement in Legal Proceedings. This Agreement is the result of settlement and compromise. Except as expressly set forth in Section 8.16, no Party, or any of its Affiliates or Designees, or any other Person to which either Party discloses any of the terms of this Agreement under and in accordance with Section 8.13(iii) or 8.13(iv), shall seek to obtain through discovery, attempt to admit into evidence, or attempt to reference or use for any purpose, this Agreement or any of its terms in any Legal Proceeding, regardless of whether the Parties or any of their respective Affiliates or Designees or such other Persons are litigants in such Legal Proceeding, and regardless of the subject matter of such Legal Proceeding. Without in any way limiting the generality of the foregoing, except as expressly permitted under Section 8.16: No Party, or any of its Affiliates or Designees, or any other Person to which either Party discloses any of the terms of this Agreement under and in accordance with Section 8.13(iii) or 8.13(iv), shall reference or use this Agreement, or any facts relating to the terms or existence of this Agreement, in any Legal Proceeding for purposes of any statement, analysis, expert opinion, or argument relating to patent infringement, patent validity, liability, damages (including reasonable royalty and lost profits measures of damages), willful infringement, enhanced or augmented damages, or attorneys’ fees and costs. In addition, no Party, or any of its Affiliates or Designees, or any other Person to which either Party discloses any of the terms of this Agreement under and in accordance with Section 8.13(iii) or 8.13(iv), shall attempt to admit into evidence or make reference to in any Legal Proceeding the fact that Licensee, its Affiliates and/or Designees are able to perform the activities licensed under Article II with the permission of Genentech, or without interference or objection by Genentech, or the like.

     8.16. Limited Permitted Use of Agreement in Legal Proceedings. Notwithstanding anything set forth in Section 8.15, the Parties may use or rely upon this Agreement in a Legal Proceeding (i) to the limited extent necessary for the sole and exclusive purpose of enforcing this Agreement (including, for example, (a) proving or disproving a defense of license to any claim of patent infringement; (b) proving or disproving the right to add, prosecute, or defend against claims, counterclaims, allegations, or parties with respect to activities that are not licensed under Article II; or (c) in support of a motion in limine, a request for an injunction, or any similar motion or request to a court or other tribunal, to prevent or limit any reference to or use of this Agreement), or (ii) in response to this Agreement’s being admitted into evidence, or referenced or used, by any Third Party in any Legal Proceeding. In addition, notwithstanding anything set forth in Section 8.15, the Parties may disclose to the judge (but not the jury) in the Pending U.S. Litigation or any related U.S. litigation the existence of this Agreement and the Parties’ respective views regarding whether and to what extent the terms of this Agreement affect any substantive or procedural issues in such legal proceedings, so long as the disclosure is not made for any purpose prohibited by the third sentence of Section 8.15.

     8.17. No Admissions or Concessions. Nothing contained in this Agreement, nor any milestone or royalty payment made by Licensee pursuant to this Agreement, is intended or shall be deemed to be, or offered in any Legal Proceeding as evidence of, any admission or concession (i) by Licensee that any Licensed Patent, Genentech Technology Patent, Encumbered Patent, Excluded Patent or any other patent owned or co-owned by Genentech is valid, enforceable, and/or infringed by Licensee or any of its Affiliates or Designees, or (ii) by Genentech, that it is willing or able to grant licenses under the Licensed Patents and/or Genentech Technology Patents, or as to what is or may be reasonable consideration for a license under the Licensed Patents, Genentech Technology Patents, and/or any other patent owned or co-owned by Genentech.

     8.18. Effect of Agreement on Pending U.S. Litigation. Nothing contained in this Agreement shall preclude or otherwise have any effect on Licensee’s ability in the Pending U.S. Litigation or the lawsuit referenced in the last sentence of Section 8.19, to the extent permitted by governing laws and rules, to (i) challenge the validity or enforceability of any patent; (ii) take any position with respect to the scope or interpretation of any patent or any claim of any patent; or (iii) seek to establish that Licensee (and its Affiliates and Designees) do not infringe any patent or to defend against any claim that Licensee (and its Affiliates and Designees) infringe any patent, in each of cases (i), (ii), and (iii) including, but not limited to, any Licensed Patent, Genentech Technology Patent, Excluded Patent, or Encumbered Patent. Nothing contained in this Agreement shall preclude or otherwise have any effect on Genentech’s ability, to the extent permitted by governing laws and rules, to amend its pleadings in the Pending U.S. Litigation at any time to add claims, counterclaims, allegations, or parties with respect to activities that are not licensed under Article II.

     8.19. Effect of Agreement on Any Future Litigation. Nothing contained in this Agreement shall preclude or otherwise have any effect on Licensee’s ability, to the extent permitted by governing laws and rules, (i) to commence a new legal or administrative proceeding in any venue at any time challenging the validity, enforceability, or infringement of any patent (a) to which a license has not been granted to Licensee under Article II (including, but not limited to, the Excluded Patents and the Encumbered Patents) or (b) in connection with activities outside the scope of the licenses granted to Licensee under Article II; or (ii) to defend against any new legal or administrative proceeding commenced by Genentech against Licensee in any venue at any time by challenging the validity, enforceability or infringement of any patent asserted by Genentech against Licensee in that proceeding. Nothing contained in this Agreement shall preclude or otherwise have any effect on Genentech’s ability, to the extent permitted by governing laws and rules, to commence at any time a new action for infringement of (a) any Licensed Patent, but only in the United States District Court for the Southern District of New York, White Plains Division, with respect to activities that are not licensed under Section 2.01; or (b) any other patent (including, but not limited to, the Excluded Patents and the Encumbered Patents), in any venue, with respect to activities outside the scope of the licenses granted to Licensee under Article II. Nothing contained in this Agreement shall preclude or otherwise have any effect on Genentech’s maintaining and prosecuting, to the extent permitted by governing laws and rules, the infringement action it filed in the United States District Court for the Southern District of New York, captioned Genentech, Inc. vs. Regeneron Pharmaceuticals, Inc., Sanofi-Aventis U.S. LLC, et al. (Civil Action No. 11-CV-09463).

     8.20. Amendment of Pleadings in Pending U.S. Litigation. Not later than fifteen (15) business days after the Effective Date, Genentech shall file an unopposed motion in the form attached hereto as Exhibit C seeking leave to file the Second Amended Answer and Counterclaims in the form attached hereto as Exhibit D. The Parties acknowledge and agree, for the avoidance of doubt, that the Second Amended Answer and Counterclaims is intended to withdraw allegations that are inconsistent with the license and release granted pursuant to this Agreement. To the extent that the Second Amended Answer and Counterclaims includes any allegations that are inconsistent with the license and release granted pursuant to this Agreement, the terms of this Agreement shall control. Nothing contained in the Second Amended Answer and Counterclaims shall be used to construe any term or condition of this Agreement.

     8.21. Construction. Both Parties have been represented and advised by legal counsel in connection with the negotiation, drafting, and execution of this Agreement, and both Parties, through their respective counsel, have participated in the drafting of this Agreement and accordingly that this Agreement shall not be deemed to have been drafted by one Party or the other and will be construed accordingly.

     8.22. Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including in the form of a PDF or other electronic document), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Genentech and Licensee have caused this Agreement to be executed by their duly authorized representatives.

GENENTECH, INC.		REGENERON PHARMACEUTICALS, INC.

By:	/s/ Leonard Schleifer	By:	/s/ Frederick C. Kentz III

Title:	President & CEO	Title:	Sr. Vice President

Date:	December 31, 2011	Date:	December 31, 2011

Exhibit A

Excluded Patents

[**************]

Exhibit B

Regeneron Announces Settlement of Patent Litigation with Genentech for U.S. Ophthalmic Sales of EYLEA™ (aflibercept) Injection

Tarrytown, NY, [date] -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) announced today that the Company has entered into a non-exclusive license and partial settlement agreement (Agreement) with Genentech, Inc. relating to U.S. ophthalmic sales of EYLEA™ (aflibercept) Injection.

Regeneron received a non-exclusive license to certain patents relating to VEGF receptor proteins, known as the Davis-Smyth patents, and other technology patents. The Davis-Smyth patents are the subject of patent litigation between Regeneron and Genentech now pending in the United States District Court, Southern District of New York. Patent litigation is continuing with respect to matters not covered by the Agreement.

Under the terms of the Agreement, Regeneron will make payments to Genentech based on U.S. sales of EYLEA through May 7, 2016. Regeneron will pay $60 million upon cumulative U.S. sales of EYLEA reaching $400 million. Regeneron will also pay royalties of 4.75% on cumulative U.S sales of EYLEA between $400 million and $3 billion and 5.5% on any cumulative U.S sales of EYLEA over $3 billion.

About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, invents, develops, manufactures, and commercializes medicines for the treatment of serious medical conditions. Regeneron markets two products, ARCALYST® (rilonacept) Injection For Subcutaneous Use and EYLEA™ (aflibercept) Injection. Regeneron also has completed several Phase 3 studies and is conducting an additional Phase 3 clinical trial for the product candidate ZALTRAP® (aflibercept) Concentrate for Intravenous Infusion. Additional therapeutic candidates developed from proprietary Regeneron technologies for creating fully human monoclonal antibodies are in earlier stage development programs in rheumatoid arthritis and other inflammatory conditions, pain, cholesterol reduction, allergic and immune conditions, and cancer. Additional information about Regeneron and recent news releases are available on the Regeneron web site at www.regeneron.com.

Regeneron Forward Looking Statement
This news release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron, and actual events or results may differ materially from these forward-looking statements. These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of EYLEA and Regeneron’s product candidates and research and clinical programs now underway or planned, the likelihood and timing of possible regulatory approval and commercial launch of Regeneron’s late-stage product candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize EYLEA and other products and drug candidates, competing drugs that may be superior to EYLEA and Regeneron’s products and drug candidates, uncertainty of market acceptance of EYLEA and Regeneron’s products and drug candidates, the possibility of EYLEA sales meeting or exceeding any of the cumulative U.S. sales targets triggering payments to Genentech described in this news release, the possibility of EYLEA sales meeting or exceeding any of the cumulative U.S. sales targets triggering payments to Genentech described in this news release, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any license or collaboration agreement, including Regeneron’s agreements with Sanofi and Bayer HealthCare, to be canceled or terminated without any product success, and risks associated with third party intellectual property and pending or future litigation relating thereto. A more complete description of these and other material risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

Your Investor Relations Contact at Regeneron:
Michael Aberman, M.D. Tel. +1 (914) 345-7799
E-Mail: michael.aberman@regeneron.com

Your Media Contact at Regeneron:
Peter Dworkin, Tel. +1 (914) 345-7640
E-Mail: peter.dworkin@regeneron.com

Exhibit C

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

REGENERON PHARMACEUTICALS, INC.,
Plaintiff,
v.
GENENTECH, INC.,	Civil Action No. 11-CV-01156 (VB)
Defendant.	ECF Case
GENENTECH, INC.,
Counter-Plaintiff,
v.
REGENERON PHARMACEUTICALS, INC.,
Counter-Defendant.

GENENTECH’S UNOPPOSED MOTION FOR
LEAVE TO AMEND ITS COUNTERCLAIMS

     Genentech, Inc. (“Genentech”) files this unopposed motion for leave to amend its counterclaims in response to the Complaint filed by Plaintiff Regeneron Pharmaceuticals, Inc. (“Regeneron”) to clarify the nature of Genentech’s allegations against Regeneron. See Exhibit 1. Regeneron does not oppose this motion.

     Rule 15(a) provides that a Court’s permission to amend a pleading “shall be freely given when justice so requires.” Fed. R. Civ. P. 15(a); see also Foman v. Davis, 371 U.S. 178, 182 (1962) (“[T]his mandate is to be heeded. . . . [T]he leave sought should, as the rules require, be ‘freely given.’”). In the Second Circuit, the rule is “to allow a party to amend its pleadings in the absence of a showing by the nonmovant of prejudice or bad faith.” Block v. First Blood Assocs., 988 F.2d 344, 350 (2d Cir. 1993).

     There is no prejudice or bad faith here. Genentech’s motion to amend is timely filed within the period allowed by this Court’s Scheduling Order. D.I. 33 (providing that the deadline for amendment of pleadings is May 10, 2012). This case is still in an early stage of proceedings, and the parties have yet to exchange infringement contentions and invalidity contentions, which are due in February 2012 and March 2012, respectively.

     Accordingly, this Court should grant Genentech leave to amend its counterclaims.

Dated: January __, 2012

PAUL, WEISS, RIFKIND, WHARTON &
GARRISON LLP

By:	/s/ Kenneth A Gallo
Kenneth A. Gallo
2001 K Street NW
Washington, DC 20006
Tel: (202) 223-7300
Fax: (202) 223-7420
Email: kgallo@paulweiss.com

John E. Nathan
Eric Alan Stone
1285 Avenue of the Americas
New York, NY 10019
Tel: (212) 373-3000
Fax: (212) 757-3990
Email: jnathan@paulweiss.com
Email: estone@paulweiss.com

BAKER BOTTS LLP
Jennifer Gordon
Scott Familant
30 Rockefeller Center
New York, NY 10112
Tel: (212) 408-2500
Fax: (212) 408-2501
Email: jennifer.gordon@bakerbotts.com
Email: scott.familant@bakerbotts.com

Attorneys for Defendant and Counter-Plaintiff
Genentech, Inc.

Exhibit D

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

REGENERON PHARMACEUTICALS, INC.,
Plaintiff,	Civil Action No. 11-CV-01156 (VB)
v.	ECF Case
GENENTECH, INC.,	Jury Demand
Defendant.

SECOND AMENDED ANSWER AND COUNTERCLAIM

     Genentech, Inc. (“Genentech”) files this second amended answer and counterclaim in response to the Complaint filed by Plaintiff Regeneron Pharmaceuticals, Inc. (“Regeneron”).

“NATURE OF THIS ACTION”

     1. Genentech admits that Regeneron purports to have brought this action under 28 U.S.C. §§ 1331, 2201, and 2202, and 35 U.S.C. § 100 et seq. In all other respects, Genentech denies the allegations in Paragraph 1 of the Complaint.

     2. Genentech admits that Regeneron purports to seek a declaration in this action relating to U.S. Patent Nos. 5,952,199; 6,100,071; 6,383,486; 6,897,294; and 7,771,721. In all other respects, Genentech denies the allegations in Paragraph 2 of the Complaint.

“THE PARTIES”

     3. Genentech admits that Regeneron purports to be a corporation organized and existing under the laws of the State of New York with its principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York. Genentech lacks knowledge and information sufficient to form a belief as to the truthfulness of the remaining allegations in Paragraph 3 of the Complaint and on that basis denies them.

     4. Genentech denies that Regeneron scientists discovered a novel pharmaceutical referred to in the Complaint as VEGF Trap. Genentech admits that the VEGF Trap is in clinical development for ophthalmologic and oncology indications. Genentech lacks knowledge and information sufficient to form a belief as to the truthfulness of the remaining allegations in Paragraph 4 of the Complaint and on that basis denies them.

     5. Genentech admits the allegations in Paragraph 5 of the Complaint.

     6. Genentech admits that it has been and currently is licensed to do business in the State of New York, and that it has and currently does business in the State of New York. Genentech admits that it has sold and continues to offer for sale and sells products in the State of New York and within this judicial district. Genentech lacks knowledge and information sufficient to form a belief as to the truthfulness of the remaining allegations in Paragraph 6 of the Complaint and on that basis denies them.

“JURISDICTION AND VENUE”

     7. This paragraph states a legal conclusion to which no response is required. To the extent a response is required, Genentech admits the allegations in Paragraph 7 of the Complaint.

     8. This paragraph states a legal conclusion to which no response is required. To the extent a response is required, Genentech admits that venue is proper under 28 U.S.C. §§ 1391(b) & (c) because Genentech admits that this Court had personal jurisdiction over Genentech for the purposes of this action at the time the action was commenced.

“INTRA-DISTRICT ASSIGNMENT”

     9. Genentech admits that Regeneron resides in Westchester County. Genentech denies the remaining allegations in Paragraph 9 of the Complaint.

“BACKGROUND”

“DEVELOPMENT OF THE VEGF TRAP”

     10. Genentech admits that Regeneron purports to have filed in 2007 a Phase III clinical trial for the use of VEGF Trap in the treatment of neovascular wet age-related macular degeneration, that Phase III studies may be used to develop data to support a Biologics License Application for the United States Food and Drug Administration, and that a Biologics License Application is necessary to secure approval to market a drug in commerce in the United States. Genentech lacks knowledge and information sufficient to form a belief as to the truthfulness of the remaining allegations in Paragraph 10 of the Complaint and on that basis denies them.

     11. Genentech admits that on November 22, 2010, Regeneron issued a press release regarding the results of purported Phase III studies for VEGF Trap relating to wet age-related macular degeneration.

     12. Genentech lacks knowledge and information sufficient to form a belief as to the truthfulness of the allegations in Paragraph 12 of the Complaint and on that basis denies them.

     13. Genentech lacks knowledge and information sufficient to form a belief as to the truthfulness of the allegations in Paragraph 13 of the Complaint and on that basis denies them.

     14. Genentech lacks knowledge and information sufficient to form a belief as to the truthfulness of the allegations in Paragraph 14 of the Complaint and on that basis denies them.

     15. Genentech lacks knowledge and information sufficient to form a belief as to the truthfulness of the allegations in Paragraph 15 of the Complaint and on that basis denies them.

“GENENTECH’S DAVIS-SMYTH PATENTS”

     16. Genentech admits the allegations in Paragraph 16 of the Complaint.

     17. Genentech admits that Regeneron’s publicly-available filings with the United States Securities and Exchange Commission contain the statements reflected in Paragraph 17 of the Complaint.

     18. Genentech admits that it maintains that VEGF Trap infringes one or more of the Davis-Smyth patents. Genentech also admits that: after Regeneron filed a declaratory judgment complaint against Genentech on November 19, 2010, relating to non-infringement of the Davis-Smyth patents, Regeneron, by letter dated December 22, 2010, asked Genentech for a covenant not to sue regarding those patents; and Genentech subsequently responded that because of Regeneron’s complaint, any discussions must involve the parties’ attorneys, and invited Regeneron to contact Genentech’s general counsel for further discussion. Genentech also admits that Arthur Levinson referred to Regeneron’s discussion in Regeneron’s own SEC filings of the Davis-Smyth patents when responding to questions by investors. Genentech denies the remaining allegations of Paragraph 18 of the Complaint.

     19. Genentech denies the allegations in Paragraph 19 as of the date this Complaint was filed.

“CLAIM FOR RELIEF”

“(Declaratory Judgment of Non-Infringement and/or Invalidity of the Genentech Davis-Smyth Patents)”

     20. Genentech incorporates by reference its answers to the allegations of paragraphs 1 through 19.

     21. Genentech admits that Regeneron seeks a judicial declaration that no acts by any entity related to the VEGF Trap do or will directly infringe or infringe under the doctrine of equivalents, or contribute to or induce the infringement of, any valid claim of U.S. Patent Nos. 5,952,199, 6,100,071, 6,383,486, 6,897,294, and 7,771,721, but denies that Regeneron is entitled to such a judicial declaration. Genentech denies the remaining allegations of Paragraph 21 of the Complaint.

“PRAYER FOR RELIEF”

     Genentech denies that Regeneron is entitled to the relief requested or any other relief.

AFFIRMATIVE DEFENSES

FIRST AFFIRMATIVE DEFENSE
(Failure to State a Claim)

     22. Regeneron’s claims are barred, in whole or in part, as Regeneron has not stated a claim upon which relief can be granted.

RIGHT TO ASSERT ADDITIONAL DEFENSES

     23. Genentech reserves the right to assert and pursue additional defenses.

DEMAND FOR A JURY TRIAL ON ALL DEFENSES

     24. Genentech demands trial by jury on all defenses and issues triable by jury.

SECOND AMENDED COUNTERCLAIM

     For its counterclaim against Regeneron, Counter-Plaintiff Genentech alleges as follows:

PARTIES

     25. Counter-Plaintiff Genentech, Inc. is a corporation organized under the laws of Delaware, with its principal place of business in South San Francisco, California. Genentech is registered to do business and is doing business in the State of New York.

     26. Counter-Defendant Regeneron, Inc. is a corporation organized under the laws of the State of New York and lists its principal place of business as 777 Old Saw Mill River Road, Tarrytown, New York.

JURISDICTION AND VENUE

     27. This action arises under the patent laws of the United States of America, 35 U.S.C. § 1 et seq., and jurisdiction is therefore properly based on Title 35 of the United States Code, § 271, and Title 28 of the United States Code, § 1338(a).

     28. This Court has personal jurisdiction over Regeneron by virtue of, inter alia, its residing in the State of New York.

     29. Venue is proper in this District pursuant to Title 28, United States Code, §§ 1391(c) and 1400(b).

THE DAVIS-SMYTH PATENTS

     30. U.S. Patent No. 5,952,199, titled Chimeric Receptors as Inhibitors of Vascular Endothelial Growth Factor Activity, And Processes for Their Production, was issued by the U.S. Patent and Trademark Office on September 14, 1999. The inventors on the patent are Terri Lynn Davis-Smyth, Helen Hsifei Chen, Leonard Presta, and Napoleone Ferrara, all of whom are or were Genentech employees.

     31. U.S. Patent No. 6,100,071, titled Receptors as Novel Inhibitors of Vascular Endothelial Growth Factor Activity And Processes for Their Production, was issued by the U.S. Patent and Trademark Office on August 8, 2000. The inventors on the patent are Terri Lynn Davis-Smyth, Helen Hsifei Chen, Leonard Presta, and Napoleone Ferrara, all of whom are or were Genentech employees.

     32. U.S. Patent No. 6,383,486, titled Inhibitors of Vascular Endothelial Growth Factor Activity, Their Uses And Processes for Their Production, was issued by the U.S. Patent and Trademark Office on May 7, 2002. The inventors on the patent are Terri Lynn Davis-Smyth, Helen Hsifei Chen, Leonard Presta, and Napoleone Ferrara, all of whom are or were Genentech employees.

     33. U.S. Patent No. 6,897,294, titled Inhibitors of Vascular Endothelial Growth Factor Activity, Their Uses And Processes for Their Production, was issued by the U.S. Patent and Trademark Office on May 24, 2005. The inventors on the patent are Terri Lynn Davis-Smyth, Helen Hsifei Chen, Leonard Presta, and Napoleone Ferrara, all of whom are or were Genentech employees.

     34. U.S. Patent No. 7,771,721, titled Methods for Using Chimeric Vascular Endothelial Growth Factor Receptor Proteins, was issued by the U.S. Patent and Trademark Office on August 10, 2010. The inventors on the patent are Terri Lynn Davis-Smyth, Helen Hsifei Chen, Leonard Presta, and Napoleone Ferrara, all of whom are or were Genentech employees.

     35. The 5,952,199, 6,100,071, 6,383,486, 6,897,294, and 7,771,721 patents will be referred to herein as the “Davis-Smyth patents.”

     36. Genentech owns all rights, title, and interest in and to the Davis-Smyth patents.

     37. On information and belief, Regeneron has known about the ’199, ’071 and/or ’486 patents at least since March 3, 2005 and has known about the ’294 and ’721 patents at least since they issued on May 24, 2005 and August 10, 2010, respectively.

VEGF Trap-Eye

     38. On information and belief, Regeneron’s VEGF Trap-Eye product is a protein, the amino acid sequence of which is in part derived from the human VEGF Receptor 1 (“VEGFR1” or “FLT-1”), the human VEGF Receptor 2 (“VEGFR2” or “KDR”), and human immunoglobulin G1.

     39. On information and belief, Regeneron’s VEGF Trap-Eye product was and is designed to bind VEGF and, in turn, treat disease states characterized by undesirable angiogenesis and/or neovascularization.

     40. Regeneron has filed a BLA with the FDA, seeking approval to market VEGF Trap-Eye in the U.S. for use in treating wet age-related macular degeneration.

     41. On information and belief, Regeneron: a) has made, used, offered for sale, and/or sold; b) is making, using, offering for sale, and/or selling; and/or c) is preparing to make, use, offer for sale, and/or sell VEGF Trap-Eye in the United States, including within this judicial district, for purposes of export, use, and/or sale in other countries.

     42. On information and belief, Regeneron has taken concrete and substantial steps to prepare for commercial manufacturing, marketing, and selling of VEGF Trap-Eye throughout the United States, including within this judicial district, for purposes of export, use, and/or sale of VEGF Trap-Eye in other countries.

     43. On information and belief, Regeneron is manufacturing VEGF Trap-Eye in the United States for purposes of export, use, and/or sale in other countries.

COUNT I
(Infringement of the ’071 patent)

     44. Genentech incorporates the allegations in Paragraphs 25-43 as if fully set forth herein.

     45. By virtue of Regeneron engaging in the following past, present and/or prospective activities:

          a) having made, used, offered for sale, and/or sold VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States);

          b) making, using, offering for sale, and/or selling VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States);

          c) preparing to make, use, offer for sale, and/or sell VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States), Regeneron has infringed, is infringing and/or will infringe—directly, and/or by contributing to others’ infringement of and/or by inducing others to infringe—one or more claims of the ’071 patent, either literally and/or under the doctrine of equivalents.

     46. Regeneron’s past, ongoing, and/or future infringement has damaged, is damaging, and/or will damage Genentech, which is entitled to recover from Regeneron the damages resulting from Regeneron’s wrongful acts in an amount to be determined at trial, but no less than a reasonable royalty.

     47. Regeneron’s infringement has been, is, and/or will be willful, justifying an award to Genentech of increased damages under 35 U.S.C. § 284 and attorney’s fees and costs incurred in prosecuting this action under 35 U.S.C. § 285.

     48. Regeneron’s infringing activities have caused, are causing, and/or will cause Genentech to suffer irreparable harm for which there is no adequate remedy at law. This harm will continue unless and until Counter-Defendant’s infringement is enjoined by this Court.

COUNT II
(Infringement of the ’486 patent)

     49. Genentech incorporates the allegations in Paragraphs 25-48 as if fully set forth herein.

     50. By virtue of Regeneron engaging in the following past, present and/or prospective activities:

          a) having made, used, offered for sale, and/or sold VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States);

          b) making, using, offering for sale, and/or selling VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States);

          c) preparing to make, use, offer for sale, and/or sell VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States), Regeneron has infringed, is infringing and/or will infringe—directly, and/or by contributing to others’ infringement of and/or by inducing others to infringe—one or more claims of the ’486 patent, either literally and/or under the doctrine of equivalents.

     51. Regeneron’s past, ongoing, and/or future infringement has damaged, is damaging, and/or will damage Genentech, which is entitled to recover from Regeneron the damages resulting from Regeneron’s wrongful acts in an amount to be determined at trial, but no less than a reasonable royalty.

     52. Regeneron’s infringement has been, is, and/or will be willful, justifying an award to Genentech of increased damages under 35 U.S.C. § 284 and attorney’s fees and costs incurred in prosecuting this action under 35 U.S.C. § 285.

     53. Regeneron’s infringing activities have caused, are causing, and/or will cause Genentech to suffer irreparable harm for which there is no adequate remedy at law. This harm will continue unless and until Counter-Defendant’s infringement is enjoined by this Court.

COUNT III
(Infringement of the ’294 patent)

     54. Genentech incorporates the allegations in Paragraphs 25-53 as if fully set forth herein.

     55. By virtue of Regeneron engaging in the following past, present and/or prospective activities:

          a) having made, used, offered for sale, and/or sold VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States);

          b) making, using, offering for sale, and/or selling VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States);

          c) preparing to make, use, offer for sale, and/or sell VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States), Regeneron has infringed, is infringing and/or will infringe—directly, and/or by contributing to others’ infringement of and/or by inducing others to infringe—one or more claims of the ’294 patent, either literally and/or under the doctrine of equivalents.

     56. Regeneron’s past, ongoing, and/or future infringement has damaged, is damaging, and/or will damage Genentech, which is entitled to recover from Regeneron the damages resulting from Regeneron’s wrongful acts in an amount to be determined at trial, but no less than a reasonable royalty.

     57. Regeneron’s infringement has been, is, and/or will be willful, justifying an award to Genentech of increased damages under 35 U.S.C. § 284 and attorney’s fees and costs incurred in prosecuting this action under 35 U.S.C. § 285.

     58. Regeneron’s infringing activities have caused, are causing, and/or will cause Genentech to suffer irreparable harm for which there is no adequate remedy at law. This harm will continue unless and until Counter-Defendant’s infringement is enjoined by this Court.

COUNT IV
(Infringement of the ’721 patent)

     59. Genentech incorporates the allegations in Paragraphs 25-58 as if fully set forth herein.

     60. By virtue of Regeneron engaging in the following past, present and/or prospective activities:

          a) having made, used, offered for sale, and/or sold VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States);

          b) making, using, offering for sale, and/or selling VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States);

          c) preparing to make, use, offer for sale, and/or sell VEGF Trap-Eye in the United States for export to; and/or use, offer for sale, and/or sale in other countries (except where that exportation, use, offer for sale, and/or sale is solely for purposes of converting bulk and/or other unfinished VEGF Trap-Eye into a filled and/or finished form for re-importation into the United States for use, offer for sale, and/or sale in the United States for prevention or treatment of eye diseases and eye disorders in a human in the United States), Regeneron has infringed, is infringing and/or will infringe—directly, and/or by contributing to others’ infringement of and/or by inducing others to infringe—one or more claims of the ’721 patent, either literally and/or under the doctrine of equivalents.

     61. Regeneron’s past, ongoing, and/or future infringement has damaged, is damaging, and/or will damage Genentech, which is entitled to recover from Regeneron the damages resulting from Regeneron’s wrongful acts in an amount to be determined at trial, but no less than a reasonable royalty.

     62. Regeneron’s infringement has been, is, and/or will be willful, justifying an award to Genentech of increased damages under 35 U.S.C. § 284 and attorney’s fees and costs incurred in prosecuting this action under 35 U.S.C. § 285.

     63. Regeneron’s infringing activities have caused, are causing, and/or will cause Genentech to suffer irreparable harm for which there is no adequate remedy at law. This harm will continue unless and until Counter-Defendant’s infringement is enjoined by this Court.

PRAYER FOR RELIEF

     WHEREFORE, Genentech requests that judgment be entered in its favor against Regeneron:

     1. Finding that Regeneron by virtue of the activities alleged above in each Count: a) has directly infringed and/or will directly infringe; b) has actively induced and/or will actively induce others to infringe, and/or c) has engaged and/or will engage in acts that contribute to others infringing one or more claims of the ’071, ’486, ’294, and ’721 patents;

     2. Finding that Regeneron’s infringement of the ’071, ’486, ’294, and ’721 patents, by virtue of the activities alleged above in each Count, was and/or is willful and deliberate;

     3. If appropriate, taking into account the interests of patients, enjoining Regeneron and its officers, agents, servants, employees, parents, subsidiaries, affiliates, successors, assignees, licensees, and attorneys, and all persons acting in concert or participation with them, from infringing the ’071, ’486, ’294, and ’721 patents directly, by contributory infringement, and/or by actively inducing infringement, via the activities alleged above in each Count;

     4. Ordering Regeneron to account for and pay to Genentech any and all damages caused by the infringement of one or more claims of the ’071, ’486, ’294, and ’721 patents, via the activities alleged above in each Count;

     5. Ordering Regeneron to pay increased damages, up to treble damages to Genentech because of the willful nature of Regeneron’s infringement of one or more claims of the ’071, ’486, ’294, and ’721 patents, via the activities alleged above in each Count;

     6. Ordering that this case be declared an exceptional case under 35 U.S.C. § 285 and that Genentech be awarded its attorney’s fees incurred in this action;

     7. Ordering an award of Genentech’s costs and expenses for this action, pre- and post-judgment interest on any money damages award, and any other charges to the maximum extent permitted;

     8. Ordering such future relief as the Court deems just and proper under the circumstances.

JURY TRIAL DEMAND

     Genentech demands a trial by jury of all issues so triable.

Dated: January ___, 2012
PAUL, WEISS, RIFKIND, WHARTON &
GARRISON LLP

	By:	/s/ Kenneth A Gallo
Kenneth A. Gallo
2001 K Street NW
Washington, DC 20006
Tel: (202) 223-7300
Fax: (202) 223-7420
Email: kgallo@paulweiss.com

John E. Nathan
Eric Alan Stone
1285 Avenue of the Americas
New York, NY 10019
Tel: (212) 373-3000
Fax: (212) 757-3990
Email: jnathan@paulweiss.com
Email: estone@paulweiss.com

BAKER BOTTS LLP
Jennifer Gordon
Scott Familant
30 Rockefeller Center
New York, NY 10112
Tel: (212) 408-2500
Fax: (212) 408-2501
Email: jennifer.gordon@bakerbotts.com
Email: scott.familant@bakerbotts.com

Attorneys for Defendant and Counter-Plaintiff
Genentech, Inc.